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                                                                   Exhibit 10.36

                                October 15, 2002

Joseph M. Limber
ACLARA BioSciences, Inc.
1288 Pear Avenue
Mountain View, CA 94043

         Re: InvaderCreator(R) Access Prior to Implementation of Updates Under the InvaderCreator(R) Access Agreement

Dear Joe:

         Concurrent with entering into this letter agreement ("Letter"), ACLARA BioSciences, Inc., a Delaware corporation, with its place of business 1288 Pear Avenue, Mountain View, CA 94043 ("ACLA") and Third Wave Technologies, Inc., a Delaware corporation, with its place of business at 502 S. Rosa Road, Madison, Wisconsin 53719 ("TWT") are entering into a License Agreement, a Supply Agreement, and an InvaderCreator(R) Access Agreement (the "Concurrent Agreements") which collectively involve, among other things, certain licenses between the parties, the supply of Cleavase(R) enzyme by TWT to ACLA, and access by ACLA to TWT's InvaderCreator(R) software. Terms used in this Letter with an initial capital letter which are defined in the Concurrent Agreements shall have the meaning given to such terms in the Concurrent Agreements.

         As you know, TWT has agreed, as set forth in Section 2.5.1 of the InvaderCreator(R) Access Agreement, to use its commercially reasonable efforts to make certain updates available as part of the InvaderCreator(R) Software under the InvaderCreator(R) Access Agreement. As you are also aware, the InvaderCreator(R) Software is currently being revised by TWT so that access to and use of the InvaderCreator(R) Software will no longer be limited to the particular network addresses and locations that ACLA is currently required to provide to TWT for access and use. The InvaderCreator(R) Access Agreement, however, has been drafted to describe the manner in which "InvaderCreator(R) Software" will be accessed and used after it incorporates such revisions, which are anticipated to be available by the end of the first calendar quarter of 2003 as set forth in Section 2.5.1 of the InvaderCreator Access Agreement.

         Accordingly, this Letter confirms the understanding of TWT and ACLA that, prior to TWT's commercial implementation and release of such revisions, access to and use of the InvaderCreator(R) Software will be provided by TWT in accordance with and subject to the terms and conditions of the InvaderCreator(R) Access Agreement, except that no Servlet will be available, data and results may be sent to the Host Software and stored on the equipment of TWT, and text output will not be available. In addition, access and use will be limited by network addresses and locations that ACLA will continue to be required to provide until such revisions are implemented and released by TWT. All terms and conditions of the InvaderCreator Access Agreement shall otherwise apply.

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         If ACLA is in agreement with the foregoing, please indicate ACLA's agreement by countersigning this Letter below and returning the signed Letter to TWT.

                                           Very Truly Yours,



                                           Third Wave Technologies, Inc.

Accepted and Agreed:

ACLARA BioSciences, Inc.

By: _____________________________

Title: __________________________

Date: ___________________________

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